Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-291596

PROSPECTUS

Akari Therapeutics, PLC

12,750,000,000 Ordinary Shares Represented by 6,375,000 American Depositary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus, or the selling shareholders, of up to an aggregate of 12,750,000,000 ordinary shares, par value $0.0001 per share, or Ordinary Shares, of Akari Therapeutics, Plc, represented by 6,375,000 American Depositary Shares, or ADSs, consisting of: (i) 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, issuable upon the exercise of Series E Warrants issued as part of a private placement in October 2025, or the Private Placement, (ii) 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, issuable upon the exercise of Series F Warrants issued as part of the Private Placement, and (iii) 250,000,000 Ordinary Shares represented by 125,000 ADSs, issuable upon the exercise of warrants issued to the placement agent and its designees as compensation for their services in connection with the Private Placement and a concurrent registered direct offering. We refer to the Series E Warrants and the Series F Warrants collectively as the Common Warrants.

We are not selling any ADSs representing Ordinary Shares being offered by this prospectus and will not receive any of the proceeds from the sale of such ADSs by the selling shareholders. However, we may receive up to $6,250,000 proceeds from any exercise of warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”.

The selling shareholders may sell or otherwise dispose of the ADSs representing Ordinary Shares described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the selling shareholders may sell or otherwise dispose of ADSs representing Ordinary Shares being registered pursuant to this prospectus.

We will pay the expenses of registering the offer and sale of the ADSs representing Ordinary Shares under the Securities Act of 1933, as amended, or the Securities Act, to which this prospectus relates by the selling shareholders, including legal and accounting fees. See “Plan of Distribution”.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.” On November 14, 2025, the closing price of our ADSs was $0.529.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2025.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. Under this prospectus, the selling shareholders may, from time to time, sell the ADSs representing Ordinary Shares described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the selling shareholders. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. Neither we nor the selling shareholders have authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our ADSs representing Ordinary Shares are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Akari,” “we,” “our,” “ours,” and “us” refer to Akari Therapeutics, PLC

Overview

We are an oncology company developing next-generation antibody-drug conjugates (“ADCs”) designed around novel proprietary cancer-killing toxins (“payloads”). We believe these novel payloads may have the potential to transform the efficacy and safety outcomes of ADCs as cancer therapies beyond options that are currently available or in development.

ADCs are a class of cancer therapies that combine the precision targeting of antibodies with payload toxins that attack cancer cells. To date, innovation in the field of ADC therapies has focused primarily on the development of novel antibodies linked to existing classes of payload toxins. For example, there is a range of approved ADCs with antibodies that target the Her2, Trop2, CD19, CD22, CD30, Nectin-4, Tissue Factor, and Folate Receptor alpha antibodies. But there is a surprising lack of diversity in the payload toxins to which those antibodies are linked, as all of these marketed products, and more than 90% of ADCs in late-stage clinical development of which we are aware, utilize payloads from just two standard classes: (1) microtubule inhibitors or (2) DNA-damaging agents such as topoisomerase I inhibitors.

Our differentiated ADC discovery and development platform (our “ADC Platform”) enables us to generate a range of ADC product candidates that pair our novel payloads with biologically validated antibody targets prevalent in cancer tumors. We believe that our focus on the development of ADCs that utilize our novel payloads may allow us to develop ADCs with benefits that include:

●	more effective cancer-killing properties, or cytotoxicity;

●	generation of greater numbers of neoepitopes than currently available ADCs, leading to activation of both B-cells and T-cells in the tumor microenvironment to generate an immune response that has the potential to continue to kill cancer cells in the tumor microenvironment and throughout the body;

●	ability to be used in combination with checkpoint inhibitors to potentially deliver synergistic efficacy results (more than additive);

●	sustained duration of response of tumor regression or elimination;

●	reduced tumor resistance; and

●	improved safety and tolerability relative to ADCs that are currently available.

Our lead product candidate is AKTX-101, a preclinical stage Trop2-targeting ADC that combines PH1 with the Trop2 antibody, which is expressed in the highest number of solid tumor cancer types, including lung, breast, colon and prostate. We aim to establish AKTX-101 as a best-in-class Trop2-targeting ADC for the treatment of a variety of solid tumors.

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We acquired the ADC Platform in connection with the acquisition of Peak Bio (the “Merger”) in November 2024. Prior to that time, we were primarily focused on advancing our former lead product candidates nomacopan and PAS-nomacopan (longer-acting nomacopan that is PASylated). Since the closing of the Merger, we have focused substantially all of our efforts on the development of ADCs and our ADC Platform. We have suspended further internal development of our legacy programs, nomacopan and PAS-nomacopan, and intend to seek strategic partners to advance their development externally. For our PHP-303 program, a program that Peak Bio had advanced prior to the closing of the Merger, we intend to seek strategic partners for it as well to further its development externally.

Our activities since inception have consisted of performing research and development activities and raising capital.

We do not have any products available for commercial sale, and we have not generated any product revenue from our portfolio of product candidates or other sources. Our ability to generate revenue sufficient to achieve profitability, if ever, will depend on the successful development and eventual commercialization of our potential therapies, which we expect, if it ever occurs, will take a number of years. The research and development efforts require significant amounts of additional capital and adequate personnel infrastructure. There can be no assurance that our research and development activities will be successfully completed, or that our potential therapies will be commercially viable.

Recent Developments

October 2025 Financing

On October 14, 2025, we entered into a securities purchase agreement with certain institutional investors, or the Investors, pursuant to which we agreed to sell and issue to the Investors in a registered direct offering, or the Offering, an aggregate of 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, together with (i) Series E Warrants to purchase up to 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, and (ii) Series F Warrants to purchase up to 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, which were issued in a concurrent private placement, for a combined purchase price per each ADS and the accompanying Common Warrants sold in the Offering of $0.80, and for a total aggregate gross proceeds of approximately $2.5 million, excluding any proceeds from any future exercises of the Common Warrants. The Offering closed on October 16, 2025.

The Series E Warrants have an exercise price of $0.98 per ADS, subject to customary adjustments as set forth therein, are exercisable commencing on the effective date (the “Shareholder Approval Date”) of shareholder approval of the issuance of the ADSs issuable upon exercise of the Common Warrants (the “Shareholder Approval”), and have a 5-year term from the Shareholder Approval Date. The Series F Warrants have an exercise price of $0.98 per ADS, subject to customary adjustments as set forth therein, are exercisable on the Shareholder Approval Date, and have a thirty-month term from the Shareholder Approval Date. We intend to hold a special meeting of our shareholders on or before December 15, 2025, for the purpose of obtaining the Shareholder Approval.

Under the terms of the Common Warrants, the Investors may not exercise the warrants to the extent such exercise would cause the Investor (together with such Investor’s affiliates, and any persons acting as a group together with such Investor or any of such Investor’s affiliates or any other persons whose beneficial ownership of our ordinary shares would be aggregated with the Investor’s or any of the Investor’s affiliates), to beneficially own Ordinary Shares in excess of 4.99% (or 9.99% at the Investor’s election) of the number of the Ordinary Shares outstanding immediately after giving effect to such exercise.

We also entered into a placement agency agreement, or the Placement Agent Agreement, with Ladenburg Thalmann & Co. Inc., or the Placement Agent, pursuant to which the Placement Agent agreed to serve as our exclusive placement agent in connection with the Offering. We paid the Placement Agent a placement agent fee equal to 7.2% of the gross proceeds from the sale of the securities in the Offering, a management fee equal to 0.5% of the gross proceeds from the sale of the securities in the Offering and a non-accountable expense allowance of up to $75,000. Pursuant to the Placement Agent Agreement, at the closing of the Offering issued to the Placement Agent, and certain of its designees, warrants, or the Placement Agent Warrants, to purchase up to an aggregate of 125,000 ADSs, on substantially the same terms as the Series E Warrants, at an exercise price of $1.00 per ADS and with a 5-year term from the commencement of sales of the Offering.

The Warrants, the Placement Agent Warrants and the ADSs and Ordinary Shares underlying the Warrants and Placement Agent Warrants were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Corporate Information

Our principal office is located at 401 E Jackson St, Suite 3300, Tampa, FL 33602, and our telephone number is (929) 274-7510. Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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The Offering

Ordinary Shares Offered by the Selling Shareholders	Up to an aggregate of 12,750,000,000 Ordinary Shares represented by 6,375,000 ADSs, consisting of: (i) 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, issuable upon the exercise of Series E Warrants, (ii) 6,250,000,000 Ordinary Shares represented by 3,125,000 ADSs, issuable upon the exercise of Series F Warrants, and (iii) 250,000,000 Ordinary Shares represented by 125,000 ADSs, issuable upon the exercise of the Placement Agent Warrants. The selling shareholders are identified in the table commencing on page 24.

Ordinary Shares Outstanding Prior to this Offering	35,767,576 ADSs (representing 71,475,152,000 Ordinary Shares) and 4,309,523 Ordinary Shares that are not represented by ADSs.

Use of Proceeds	We are not selling any ADSs representing Ordinary Shares being offered by this prospectus and will not receive any of the proceeds from the sale of such ADSs by the selling shareholders. However, we may receive up to $6,250,000 of proceeds from any exercise of warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

Market for our ADSs	Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors,” commencing on page 5 of this prospectus, as well as all other information contained and incorporated by reference in this prospectus.

The number of Ordinary Shares outstanding is based on 35,757,576 ADSs (representing 71,475,152,000 Ordinary Shares) and 4,309,523 Ordinary Shares that are not represented by ADSs, totaling 71,479,461,523 ordinary shares outstanding as of November 13, 2025, and excludes:

●	7,415,492 ADSs (representing 14,830,984,000 Ordinary Shares) issuable upon the exercise of stock options outstanding as November 13, 2025, at a weighted-average exercise price of $2.64 per ADS;

●	64,896 ADSs (representing 129,792,000 Ordinary Shares) issuable upon the vesting and issuance of restricted stock units outstanding as November 13, 2025;

●	32,913,041 ADSs (representing 65,826,082,000 Ordinary Shares) issuable upon the exercise of warrants outstanding as of November 13, 2025, at a weighted-average exercise price of $3.49 per ADS;

●	3,932,382 ADSs (representing 7,864,764,210 Ordinary Shares) reserved for future issuance under our 2023 Equity Incentive Plan; and

●	916,059 ADSs (representing 1,832,118,000 Ordinary Shares) issuable upon the conversion of outstanding convertible notes.

Except as otherwise indicated, the information in this prospectus assumes no exercise of the outstanding options, warrants, convertible notes or any issuance of shares under outstanding restricted stock units, in each case as described above, and assumes no exercise of the Common Warrants or Placement Agent Warrants issued in connection with the Offering described in this prospectus.

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RISK FACTORS

An investment in our ADSs involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, as updated by our subsequent quarterly reports on Form 10-Q and other reports and documents that are incorporated by reference into this prospectus, before you decide whether to purchase our securities. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ADSs could decline and you could lose all or part of your investment in our ADSs.

Risks Related to this Offering

A substantial number of ADSs may be sold in this offering, which could cause the price of our ADSs to decline.

We are registering for resale 12,750,000,000 ordinary shares represented by 6,375,000 ADSs issuable upon the exercise of Warrants held by the selling shareholders. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of the ADSs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	We have a history of operating losses and cannot give assurance of future revenues or operating profits;

●	We will require substantial additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize any product candidates;

●	We have identified material weaknesses in our internal control over financial reporting;

●	We have not initiated clinical studies for any of the programs in our active pipeline or entered into any strategic partnerships regarding the continued development of our legacy pipeline assets. As a result, it may be years before we commercialize a product candidate, if ever;

●	If preclinical studies or clinical trials of our product candidates are prolonged or delayed, we may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates or any of our future product candidates on a timely basis or at all;

●	We may encounter substantial delays in the commencement, enrollment or completion of clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, which could prevent us from commercializing any product candidates we determine to develop on a timely basis, if at all;

●	Serious adverse events, undesirable side effects, or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our development programs, refusal by regulatory authorities to approve our product candidates, or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates, any of which would limit the commercial potential of such product candidates;

●	Our proprietary ADC platform is based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval, and we may not be successful in our efforts to expand our development portfolio of product candidates;

●	Interim, initial, or preliminary results from our preclinical testing or clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to additional audit, validation, and verification procedures that could result in material changes in the final data;

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●	We or a future strategic partner may choose to, or may be required to, suspend, repeat, or terminate clinical trials of our assets if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive, or the trials are not well designed;

●	Our employees, independent contractors, principal investigators, contract research organizations, consultants, vendors, and collaboration partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards;

●	Our industry is highly competitive, and our product candidates may become obsolete;

●	If we are unable to establish sales, marketing, and distribution capabilities on our own or through collaborations with partners, we may not be successful in commercializing any approved drugs;

●	Even if any of our current or future product candidates receive marketing approval, such product candidates may fail to achieve market acceptance by physicians, patients, third-party payors, or others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable;

●	Even if we are able to commercialize any product candidate, the third-party payor coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue;

●	Our future growth may depend, in part, on our ability to commercialize products in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties;

●	EU drug marketing and reimbursement regulations may materially affect our ability to market and receive coverage for our products in the EU Member States;

●	Our success depends in part on our ability to protect our intellectual property and proprietary technologies;

●	We rely on third parties to conduct, supervise, and monitor our preclinical studies and clinical trials, and to manufacture our product candidates, and if those third parties perform in an unsatisfactory manner it may harm our business;

●	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from geopolitical tensions or high inflation;

●	Our business is subject to risks associated with conducting business internationally;

●	Insiders own a significant amount of our outstanding shares, which could delay or prevent a change in corporate control or result in the entrenchment of management and/or our board of directors;

●	Future sales and issuances of our ordinary shares or ADSs, or rights to purchase ordinary shares or ADSs pursuant to our equity incentive plans, could result in additional dilution;

●	We have in the past, and may in the future, fail to meet the requirements for continued listing on Nasdaq, causing our ADSs to be delisted; and

●	The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by ADSs covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Common Warrants and the Private Placement Warrants to the extent that these warrants are exercised for cash by the selling shareholders. The Common Warrants and the Private Placement Warrants, however, are exercisable on a cashless basis (which could only occur if following the date that is six months following the original issuance date of the warrant, at the time of exercise hereof, there is no effective registration statement registering with a current prospectus available for the resale of the Ordinary Shares represented by ADSs underlying the warrants held by the selling shareholders). If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $6.25 million. We intend to use the net proceeds of such Common Warrants and Private Placement Warrant exercise, if any, for working capital and general corporate purposes.

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Unaudited Pro Forma Condensed Combined Financial Information

On November 14, 2024, we completed our previously announced strategic combination contemplated by the Agreement and Plan of Merger, or the Merger Agreement, pursuant to which Pegasus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Akari, or Merger Sub, merged with and into Peak Bio, Inc., or Peak Bio, with Peak Bio surviving the acquisition as a wholly owned subsidiary of Akari, or the Closing. Peak Bio, organized under the laws of Delaware, was a biotechnology company with a portfolio of potential therapies focused on cancer and immunological diseases. We acquired all outstanding equity interests in Peak Bio, which includes Peak Bio’s therapeutic pipeline consisting of one clinical stage and one preclinical stage asset supported by an intellectual property portfolio consisting of various granted and pending patents in various jurisdictions worldwide.

Peak Bio’s pipeline included an ADC Platform for oncology and PHP-303 program for genetic disease, liver disease and inflammation, specifically for Alpha-1 antitrypsin deficiency, or AATD.

Per the terms of the Merger Agreement, at the Closing, we issued a total of 12,613,942 Akari ADSs which reflected the conversion of each issued and outstanding share of Peak Bio common stock, par value $0.0001, or Peak Bio Common Stock, into the right to receive Akari ADSs representing a number of Akari ordinary shares, par value $0.0001 per share, or Akari Ordinary Shares, equal to 0.2935, or the Exchange Ratio. The Exchange Ratio was calculated in accordance with the terms of the Merger Agreement and is such that the total number of shares of Akari ADSs issued in connection with the acquisition is approximately 48.4% of the outstanding shares of Akari on a fully diluted basis.

At the Closing, each warrant to purchase capital stock of Peak Bio, or Peak Warrant, and option to acquire shares of Peak Bio Common Stock, or Peak Option, was converted into warrants to purchase a number of Akari Ordinary Shares or Akari ADSs, as determined by Akari, or Adjusted Warrants, and options to purchase a number of Akari Ordinary Shares or Akari ADSs, as determined by Akari, or Adjusted Options, respectively, based on the Exchange Ratio. The Adjusted Warrants and the Adjusted Options have substantially similar terms and conditions as were applicable to the Peak Warrants and Peak Options immediately prior to the Closing.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on January 1, 2024 and may not be useful in predicting future consolidated results of operations.

The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2024 combine the historical statements of operations of Akari and Peak Bio, giving effect to the Merger as if it had occurred on January 1, 2024.

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the Merger.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2024

			Transaction		Pro Forma
	Akari		Accounting	Note	Combined Akari
(In thousands, except share and per share amounts)	Therapeutics, Plc	Peak Bio, Inc.	Adjustments	References	Therapeutics, Plc
Operating expenses:
Research and development	$6,983	$365	$-		$7,348
General and administrative	9,664	3,661	-		13,325
Merger-related costs	3,273	-	-		3,273
Restructuring and other costs	1,723	-	-		1,723
Total operating expenses	21,643	4,026	-		25,669
Loss from operations	(21,643)	(4,026)	-		(25,669)
Other income (expense):
Interest income	8	-	-		8
Interest expense	(244)	(3,130)	2,958	A	(416)
Change in fair value of warrant liabilities	2,085	-	-		2,085
Change in fair value of derivative liability	-	(1,370)	1,370	A	-
Foreign currency exchange loss, net	6	-	-		6
Cancellation of trade liability	-	208	-		208
Gain on extinguishment of lease termination	-	4,305	-		4,305
Gain on settlement of derivative liability	-	4,285	(4,285)	A	-
Other expense, net	(3)	-	-		(3)
Total other income (expense), net	1,852	4,298	43		6,193
Net (loss) income	$(19,791)	$272	$43		$(19,476)

Net (loss) per share - basic and diluted	$(0.00)	$(0.61)	$0.00		$(0.00)

Weight-average number of ordinary shares used in computing net (loss) income per share:
˗˗ Basic and Diluted	23,888,010,485	23,124,888	21,919,309,049	B	45,807,319,534

Comprehensive (loss) income:
Net (loss) income	$(19,791)	$272	$43		(19,476)
Other comprehensive income, net of tax:					-
Foreign currency translation adjustment	302	59	-		361
Total other comprehensive income, net of tax	302	59	-		$361
Total other comprehensive (loss) income	$(19,489)	$331	$43		$(19,115)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Transaction Accounting Adjustments

Transaction adjustments are necessary to reflect the impact on the statement of operations and comprehensive loss of the acquisition as if the companies had been combined as of January 1, 2024. The transaction adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.	Reflects the elimination of interest expense on convertible notes, and related changes in fair value of derivative liability and gain on settlement of derivative liability, which were converted immediately prior to the closing of the Merger.

B.	Represents the number of shares added to the weighted average shares outstanding as of December 31, 2024, consisting of 25,227,884,000 ordinary shares issued to Peak Bio stockholders.

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Description of Share Capital and Articles of Association

General

Our securities include (a) our ordinary shares, par value $0.0001 per share, and (b) our ADSs, each representing 2,000 ordinary shares. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on the Nasdaq Capital Market.

Our ADSs are listed on the Nasdaq Capital Market under the trading symbol “AKTX.”

The following is a description of certain of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Ordinary shares underlying the outstanding ADSs are held by Deutsche Bank Trust Company Americas, as depositary.

Issued Share Capital

Certain resolutions were passed by the Company’s shareholders at a general meeting on November 7, 2024 including in respect of a general authorization of our directors for the purposes of section 551 of the Companies Act 2006, or the Companies Act, to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $5,546,667 until November 6, 2029 (unless otherwise renewed, varied or revoked by the Company in general meeting) and (ii) empowering our directors pursuant to section 570 of the Companies Act to allot equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act and any pre-emption rights in the Company’s Articles of Association, or the Articles, did not apply to such allotments for the same period.

This is in addition to all subsisting authorities to allot shares in the Company including pursuant to the resolutions passed by the Company’s shareholders at the Company’s annual general meeting on June 30, 2023 in respect of: (i) a general authorization of our directors for the purposes of section 551 of the Companies Act to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $3,500,000 until June 30, 2028 (unless otherwise renewed, varied or revoked by the Company in general meeting); and (ii) empowering our directors pursuant to section 570 of the Companies Act to allot equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act and any pre-emption rights in the Articles did not apply to such allotments for the same period.

The Company’s shareholders at the Company’s annual general meeting on June 30, 2025, passed resolutions in respect of: (i) a general authorization of our directors for the purposes of section 551 of the Companies Act to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $20,000,000 until June 30, 2030 (unless otherwise renewed, varied or revoked by the Company in general meeting) and this resolution revokes and replaces all unexercised authorities previously granted to the directors to allot shares; and (ii) empowering our directors pursuant to section 570 of the Companies Act to allot equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act and any pre-emption rights in the Articles did not apply to such allotments for the same period.

As of November 13, 2025, the Company’s issued share capital was 71,479,461,523 ordinary shares with a nominal value of $0.0001 per share.

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Ordinary Shares

In accordance with the Articles, the following summarizes the rights of holders of, and attaching to, the Company’s ordinary shares:

●	each holder of the Company’s ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

●	the holders of the Company’s ordinary shares shall be entitled to receive notice of, attend, speak and vote at the Company’s general meetings; and

●	holders of the Company’s ordinary shares are entitled to receive such dividends as are recommended by the directors and declared by the shareholders, to be justified by the distributable profits of the Company.

Articles of Association

A summary of certain key provisions of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles. For further information, please refer to the full version of the Articles filed as Exhibit 3.1 to the Annual Report on Form 10-K.

The Articles contain no specific restrictions on the Company’s purpose and therefore, by virtue of section 31(1) of the Companies Act, the Company’s purpose is unrestricted.

The Articles contain, among other things, provisions to the following effect:

Share Capital

The Company’s share capital currently consists of ordinary shares. The Board may, in accordance with section 551 of the Companies Act, allot, grant options over, issue warrants to subscribe, offer or otherwise deal with or dispose of any shares of the Company to such persons, at such times and generally on such terms and conditions as they may determine, including issuing shares with such preferred or deferred rights as resolved by the Company in general meeting.

Voting

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Modification of Rights

Subject to the Statutes and the Articles, whenever the Company’s share capital is divided into different classes of shares, all or any of the special rights or privileges attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Dividends

The Company in general meeting may declare dividends in respect of the profits of the Company available for distribution. The Board may, subject to the provisions of the Companies Act and the Articles, from time to time, pay to the members such interim dividends as appear to the Board to be justified by the distributable profits of the Company.

Any dividend which has remained unclaimed for a period of twelve (12) years from the date on which such dividend becomes due for payment will, if the Board so resolve, be forfeited and cease to remain owing by the Company and will from then on belong to the Company absolutely. No dividend will bear interest as against the Company.

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Liquidation

If the Company is wound up, whether the liquidation is voluntary, under supervision or by the court, the liquidator may, with the authority of a special resolution, divide among the members (excluding any holding shares or treasury shares) in specie the whole or part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds. For those purposes the liquidator may set such value as he deems fair upon any one or more class or classes of property and may determine how such division will be effected as between the members or different classes of members. If any such division is carried out otherwise than in accordance with the existing rights of the members, every member will have the same right of dissent and other ancillary rights as if such resolution were a special resolution passed in accordance with section 110, Insolvency Act 1986. The liquidator may, with the same authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the same authority, thinks fit and the liquidation of the Company may be closed and the Company dissolved. No member will be compelled to accept any shares in respect of which there is a liability.

Transfer of Ordinary Shares in Certificated Form

Each shareholder may transfer all or any of his or her shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the Board may approve. The instrument must be executed by or on behalf of the transferor and (except in the case of a share which is fully paid up) by or on behalf of the transferee but need not be under seal.

Subject to applicable law, the Board may refuse to register a transfer or a certified share unless the instrument of transfer:

●	is in respect of only one class of shares;

●	is in favor of not more than four joint transferees;

●	is duly stamped (if required);

●	is in compliance with all applicable rules and regulations; and

●	is lodged at our registered office or such other place as the Board may decide accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognized person to whom no certificate was issued) and such other evidence (if any) as the Board may reasonably require to prove the title of the transferor and the due execution by him or her of the transfer or, if the transfer is executed by some other person on their behalf, the authority of that person to do so.

The Board may in its absolute discretion and without giving any reasons, refuse to register any transfer of a certificated share which is not fully paid, but this discretion may not be exercised in such a way as to prevent dealings in the shares from taking place on an open and proper basis.

Preemptive Rights

There are no rights of preemption under the Articles in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders have preemptive rights with respect to new issuances of equity securities. As set out in the section “Issued Share Capital”, the shareholders have approved by resolution in general meeting or annual general meeting the disapplication of preemptive rights in connection with new issuances of equity securities up to certain authorized amounts.

Alteration of Share Capital

We may, in accordance with the Companies Act, by ordinary resolution:

●	consolidate and divide all or any of our share capital into shares of larger nominal value than its existing shares;

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●	subdivide its shares, or any of them, into shares of smaller nominal value subject nevertheless to the Companies Act and all other statutes and secondary legislation for the time being in force relating to companies to the extent that they apply to us, or the Statutes, and reclassify them, and so that the resolution by which any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to new shares; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

We may from time to time by special resolution reduce its share capital, any redenomination reserve, capital redemption reserve or share premium account, and (if permitted by the Statutes) any other non-distributable reserves in any manner authorized by the Statutes and diminish the amount of its share capital by the amount of the shares so cancelled.

Board of Directors

Appointment of Directors

Our directors are categorized into three classes: Class A directors, appointed as director of the Company for a one-year term, Class B directors, appointed as director of the Company for a two-year term, and Class C directors, appointed as director of the Company for a three-year term (in each case subject to reappointment in accordance with the Articles). Unless otherwise determined by the Company in general meeting, the number of directors is not subject to a maximum but must not be fewer than three directors. The chairman of the board shall be elected by the shareholders at a general meeting.

We may from time to time by ordinary resolution increase or reduce the number of directors and may also determine in what rotation such increased or reduced number is to go out of office. We may, by ordinary resolution, appoint any person to be a director, either to fill a casual vacancy or as an additional director.

We and the Board, in general meetings, each have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an additional director, but so that the total number of directors does not at any time exceed the maximum number, if any, fixed by or in accordance with the Articles at any time. Subject to the provisions of the Statutes and of the Articles, any director so appointed by the directors holds office only until the conclusion of the next following annual general meeting and is eligible for reappointment at that meeting. Any director who retires under this regulation is not taken into account in determining the directors who are to retire by rotation at such meeting.

Each director shall retire at the next general meeting after the term of their office ends. A director retiring at a general meeting, if he or she is not re-appointed, retains office until the meeting appoints someone in their place or, if it does not do so, until the end of that meeting. Subject to the provisions of the Statutes, the directors to retire in every year include, so far as necessary to obtain the required number, any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire are those who have been longest in office since their last appointment or reappointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provisions of the Articles are not met, any further directors so to retire are those who have been longest in office since their last appointment or re-appointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

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Proceedings of Directors

Subject to the provisions of the Articles, the Board may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, at any time call a meeting of the directors.

The quorum necessary for the transaction of the business of the board may be fixed by the directors and, unless so fixed at any other number, is a majority of the board of directors, to include (except in respect of any matter on which he is not eligible to vote) the chairman of the board. A meeting of directors for the time being at which a quorum is present is competent to exercise all powers and discretions for the time being exercisable by the board. Questions arising at any meeting are determined by a majority of votes. In case of an equality of votes, the chairman shall have a casting vote.

General Meetings

We must convene and hold annual general meetings once a year in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days. The notice is exclusive of the day on which it is served, or deemed to be served, and of the day for which it is given.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairperson of the meeting, which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, two persons entitled to vote at the meeting each being a member or a proxy for a member or a representative of a corporation which is a member, duly appointed as such in accordance with the Statutes, holding in the aggregate at least one-third (33 1/3 percent) of our outstanding share capital, shall constitute a quorum. If at any time we only have one member, such member in person, by proxy or if a corporation by its representative, shall constitute a quorum.

Borrowing Powers

Subject to the Articles and the Companies Act, the Board may:

●	exercise all of our powers as a company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part of it, and subject to the provisions of the Statutes, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or of any third party;

●	secure or provide for the payment of any money to be borrowed or raised by a mortgage of or charge upon all or any part of the undertaking or property of ours, both present and future, and upon any capital remaining unpaid upon our shares whether called up or not, or by any other security;

●	confer upon any mortgagees or persons in whom any debenture or security is vested such rights and powers as they think necessary or expedient;

●	vest any of our property in trustees for the purpose of securing any money so borrowed or raised and confer upon the trustees, or any receiver to be appointed by them, or by any debenture holder, such rights and powers as the Board may think necessary or expedient in relation to the undertaking or our property or its management or realization, or the making, receiving, or enforcing of calls upon the members in respect of unpaid capital, and otherwise;

●	make and issue debentures to trustees for the purpose of further security and we may remunerate any such trustees;

●	give security for the payment of any money payable by us in the same manner as for the payment of money borrowed or raised.

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Capitalization of Profits

The directors may, with the authority of an ordinary resolution of ours:

●	resolve to capitalize any of our undivided profits (including profits standing to the credit of any reserve), whether or not they are available for distribution, or any sum standing to the credit of our share premium account, redenomination reserve or capital redemption reserve;

●	appropriate the profits or sum resolved to be capitalized to the members in proportion to the nominal amount of ordinary shares, whether or not fully paid, held by them respectively, and apply such profits or sum on their behalf, either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by such members respectively, or in paying up in full shares or debentures of ours of a nominal amount equal to such profits or sum, and allot and distribute such shares or debentures credited as fully paid up, to and amongst such members, or as they may direct, in due proportion, or partly in one way and partly in the other;

●	resolve that any shares allotted under this regulation to any member in respect of a holding by him or her of any partly paid ordinary shares will, so long as such ordinary shares remain partly paid, rank for dividends only to the extent that such partly paid ordinary shares rank for dividend;

●	make such provisions by the issue of fractional certificates or by payment in cash or otherwise as the Board think fit for the case of shares or debentures becoming distributable under this regulation in fractions; and

●	authorize any person to enter on behalf of all the members concerned into an agreement with us providing for the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled upon such capitalization and any agreement made under such authority being effective and binding on all such members.

Uncertificated Shares

Under and subject to the Uncertificated Securities Regulations 2001 (SI 2001/3755), or the Uncertificated Securities Regulations, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the Uncertificated Securities Regulations, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

●	In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of the Articles shall apply or have effect to the extent that it is inconsistent in any respect with:

○	the holding of shares of that class in uncertificated form;

○	the transfer of title to shares of that class by means of a relevant system; or

○	any provision of the Uncertificated Securities Regulations; and, without prejudice to the generality of this article, no provision of the Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the operator so long as that is permitted or required by the Uncertificated Securities Regulations, of an operator register of securities in respect of that class of shares in uncertificated form.

Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Regulations.

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If, under the Articles or the Statutes, we are entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to the Articles and the Statute, such entitlement shall include the right of the Board to: (i) require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the Board requires; (ii) appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and (iii) take such other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form but a class of shares shall not be treated as two classes simply because some shares of that class are held in certificated form and others in uncertificated form.

Description of American Depositary Shares

Stock Exchange Listing

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015.

American Depositary Shares

Deutsche Bank Trust Company Americas, as our depositary, registers and delivers the ADSs. Each ADS represents ownership of 2,000 ordinary shares deposited with Deutsche Bank AG, London Branch with its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K., as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property, which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as shareholders and accordingly, ADS holders, do not have shareholder rights. English law governs shareholder rights. The depositary or its custodian is the holder of the ordinary shares underlying the ADSs. A holder of ADSs only has ADS holder rights. A deposit agreement among us, the depositary and the ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.

Holding the ADSs

Each holder of ADSs may hold their ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (b) by holding ADSs in the DRS, or (2) indirectly through each holder’s broker or other financial institution. If one holds ADSs directly, then they are an ADS holder. The description set forth herein assumes that each holder holds their ADSs directly. If a holder holds the ADSs indirectly, they must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section. Each holder of ADSs should consult with their broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs receives these distributions in proportion to the number of ordinary shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary converts any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary holds the foreign currency it cannot convert for the account of the ADS holders who have not been paid. The depositary does not invest the foreign currency and is not liable for any interest.

●	Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary only distributes whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

●	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary allows rights that are not distributed or sold to lapse. In that case, ADS holders receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. The depositary only exercises rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if an ADS holder or its broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

As an ADS holder, you may instruct the depositary how to vote the deposited shares your ADSs represent. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

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If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

Fees and Expenses

As a holder of ADSs, you will be required to pay the following fees to the depositary under the terms of the deposit agreement:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held
Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales	An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

Payment of Taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

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Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until thirty (30) days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by virtue of continuing to hold your ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

●	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf, as an ADS holder, or on behalf of any other party;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

●	disclaim any liability for any indirect, special, punitive or consequential damages.

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The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, as an ADS holder, or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

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SELLING SHAREHOLDERS

The Ordinary Shares represented by ADSs being offered by the selling shareholders are those Ordinary Shares represented by ADSs issuable upon exercise of the Common Warrants and the Placement Agent Warrants issued in connection with the Offering. For additional information regarding the issuance of those Ordinary Shares represented by ADSs and warrants to purchase Ordinary Shares represented by ADSs, see “Prospectus Summary – October 2025 Financing” above. We are registering the Ordinary Shares represented by ADSs in order to permit the selling shareholders to offer the Ordinary Shares represented by ADSs for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares represented by ADSs by each of the selling shareholders. The second and third column list the number and percentage of Ordinary Shares represented by ADSs beneficially owned by each selling shareholder, based on its ownership of Ordinary Shares represented by ADSs and warrants to purchase Ordinary Shares represented by ADSs, as of November 13, 2025, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The fourth column lists the maximum number of Ordinary Shares represented by ADSs being offered in this prospectus by the selling shareholders. The fifth and sixth columns list the amount and percentage of Ordinary Shares represented by ADSs owned after the Offering, assuming all of the Ordinary Shares represented by ADSs to be registered by the registration statement of which this prospectus is a part are sold in this offering, without regard to any limitations on conversions or exercises, and (ii) the selling shareholder does not acquire additional ordinary shares represented by ADSs after the date of this prospectus and prior to completion of this offering. The percentages of Ordinary Shares represented by ADSs owned before and after the Offering are based on 71,479,461,523 Ordinary Shares outstanding as of November 13, 2025. The information in the table below with respect to the selling shareholder has been obtained from the selling shareholder.

Under the terms of the Common Warrants and the Placement Agent Warrant, a selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99% (depending on the individual shareholder) of our then outstanding share capital following such exercise. The number of Ordinary Shares represented by ADSs does not reflect this limitation.

Information about the selling shareholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

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	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of ADSs to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering(2)
Name of Selling Shareholder	Number	Percent	Prospectus(1)	Number(2)	Percent
Armistice Capital Master Fund Ltd.(3)	6,720,568,000	8.7%	5,000,000,000	1,720,568,000	2.4%
3I, LP(4)	5,008,928,000	6.5%	5,000,000,000	8,928,000	*
Warberg WF XII LP(5)	1,482,000,000	2.0%	1,250,000,000	232,000,000	*
Warberg WF XIII LP(6)	1,482,000,000	2.0%	1,250,000,000	232,000,000	*
Ladenburg Thalmann & Co. Inc.(7)	100,000,000	*	100,000,000	-	-
Nicholas Stergis**(8)	110,634,000	*	110,634,000	-	-
David Coherd**(9)	22,500,000	*	22,500,000	-	-
Andrew Moorefield**(10)	11,250,000	*	11,250,000	-	-
Dan Daley**(11)	5,626,000	*	5,626,000	-	-

*	Denotes less than 1%

**	Referenced person is affiliated with Ladenburg Thalmann & Co. Inc., or Ladenburg. Ladenburg is a registered broker-dealer and acted as the placement agent in the October 2025 Financing. The address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(1)	The number of ADSs representing Ordinary Shares being offered are the ADSs issuable upon the exercise of the warrants issued in connection with the October 2025 Offering.

(2)	Assumes that all ADSs representing Ordinary Shares underlying the warrants being registered in this prospectus are resold to third parties.

(3)	Includes (i) 1,249,980,000 Ordinary Shares represented by 624,990 ADSs, (ii) 471,848,000 Ordinary Shares represented by 235,924 ADSs issuable upon exercise of Series B Warrants issued in September 2022, (iii) 2,500,000,000 Ordinary Shares represented by 1,250,000 issuable upon exercise of Series E Warrants issued in October 2025, and (iv) 2,500,000,000 Ordinary Shares represented by 1,250,000 issuable upon exercise of Series F Warrants issued in October 2025. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	Includes (i) 8,928,000 Ordinary Shares represented by 4,624 ADSs issuable upon exercise of warrants issued in January 2022, (ii) 2,500,000,000 Ordinary Shares represented by 1,250,000 issuable upon exercise of Series E Warrants issued in October 2025, and (iii) 2,500,000,000 Ordinary Shares represented by 1,250,000 issuable upon exercise of Series F Warrants issued in October 2025. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(5)	Includes (i) 232,000,000 Ordinary Shares represented by 116,000 ADSs, (ii) 1,482,000,000 Ordinary Shares represented by 625,000 ADSs issuable upon exercise of Series E Warrants issued in October 2025, and (iii) 1,482,000,000 Ordinary Shares represented by 625,000 ADSs issuable upon exercise of Series F Warrants issued in October 2025. Warberg Asset Management LLC serves as investment manager to each of Warberg WF XII LP and Warberg WF XIII LP. Daniel Warsh is the managing member of Warberg Asset Management LLC. In such roles, each of Warberg Asset Management LLC and Mr. Warsh may be deemed to beneficially own the securities owned by each of Warberg WF XII LP and Warberg WF XIII LP. The business address of each of Mr. Warsh, Warberg Asset Management LLC, Warberg WF XII LP and Warberg WF XIII LP I LP is 716 Oak Street, Winnetka, IL 60093.

(6)	Includes (i) 232,000,000 Ordinary Shares represented by 116,000 ADSs, (ii) 1,482,000,000 Ordinary Shares represented by 625,000 ADSs issuable upon exercise of Series E Warrants issued in October 2025, and (iii) 1,482,000,000 Ordinary Shares represented by 625,000 ADSs issuable upon exercise of Series F Warrants issued in October 2025. Warberg Asset Management LLC serves as investment manager to each of Warberg WF XII LP and Warberg WF XIII LP. Daniel Warsh is the managing member of Warberg Asset Management LLC. In such roles, each of Warberg Asset Management LLC and Mr. Warsh may be deemed to beneficially own the securities owned by each of Warberg WF XII LP and Warberg WF XIII LP. The business address of each of Mr. Warsh, Warberg Asset Management LLC, Warberg WF XII LP and Warberg WF XIII LP I LP is 716 Oak Street, Winnetka, IL 60093.

(7)	Includes 100,000,000 Ordinary Shares represented by 50,000 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025. The selling shareholder is a registered broker-dealer and acted as the placement agent in the October 2025 Financing. The address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(8)	Includes 110,624,000 Ordinary Shares represented by 55,312 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025.

(9)	Includes 22,500,000 Ordinary Shares represented by 11,250 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025.

(10)	Includes 11,250,000 Ordinary Shares represented by 5,625 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025.

(11)	Includes 5,626,000 Ordinary Shares represented by 2,813 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025.

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PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority, or FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities are sold under a registration statement or pursuant to Rule 144 or other exemption under the Securities Act, (ii) the date on which the securities may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, or (iii) the warrants are no longer outstanding. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our ADSs are currently listed on The Nasdaq Capital Market under the symbol “AKTX”.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, London, England.

EXPERTS

The consolidated financial statements of Akari Therapeutics, Plc (the Company) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

.

The consolidated financial statements of Peak Bio, Inc. as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph expressing substantial doubt about the ability of Peak Bio, Inc. to continue as a going concern.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025;

●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 14, 2025, for the fiscal quarter ended June 30, 2025, filed with the SEC on August 13, 2025, and for the fiscal quarter ended September 30, 3025, filed with the SEC on November 13, 2025.

●	our Current Reports on Form 8-K, filed with the SEC March 3, 2025, March 20, 2025, July 1, 2025, August 21, 2025, August 29, 2025, September 25, 2025, September 29, 2025, October 16, 2025 and October 23, 2025; and

●	the description of our ordinary shares contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025, and any amendment or report filed with the SEC for the purposes of updating the description.

We also incorporate by reference into this Registration Statement the following information filed with the SEC:

●	the audited consolidated financial statements of Peak Bio, Inc. (“Peak Bio”), our wholly-owned subsidiary, for the fiscal year ended December 31, 2023, contained on pages F-1 through F-35 filed as part of Peak Bio’s Annual Report on Form 10-K, filed with the SEC on August 6, 2024; and

●	Peak Bio’s unaudited financial statements for the fiscal quarter ended September 30, 2024 contained in Item 1 of Peak Bio’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024.

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In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Akari Therapeutics, Plc, 401 E Jackson St, Suite 3300, Tampa, FL 33602, Attention: Abizer Gaslightwala.

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated into this prospectus and does not form a part hereof (other than those filings with the SEC that we specifically incorporate by reference into the prospectus or any supplement to this prospectus).

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Akari Therapeutics, PLC

12,750,000,000 Ordinary Shares Represented by 6,375,000 American Depositary Shares

PROSPECTUS

December 2, 2025